Filed pursuant to Rule 433

Issuer Free Writing Prospectus dated February 9, 2012

Registration Statement No. 333-175475

GSE Holding, Inc.

This free writing prospectus relates only to this offering and should be read together with the preliminary prospectus, dated February 1, 2012, relating to the initial public offering of common stock by GSE Holding, Inc. (the “Preliminary Prospectus”).  The Preliminary Prospectus has been updated by Amendment No. 9 to the Registration Statement on Form S-1 (File No. 333-175475).  A copy of the most recent preliminary prospectus included in Amendment No. 9 to the Registration Statement can be accessed through the following link: http://sec.gov/Archives/edgar/data/1275712/000104746912000741/a2207098zs-1a.htm. The following summarizes certain disclosures in the prospectus included in Amendment No. 9 to the Registration Statement that update the disclosures in the Preliminary Prospectus. References below to “we,” “us” and “our” refer to GSE Holding, Inc. and its subsidiaries.

The following list summarizes the principal changes that were made in Amendment No. 9:

•                  We have revised “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—The Refinancing Transactions; Description of Long-Term Indebtedness—Second Lien Term Loan” on page 76 to disclose that we have entered into the amendment to the Second Lien Term Loan contemplated in the Preliminary Prospectus.  The principal change is to amend the definition of “Change of Control” to reduce CHS’ current specified ownership percentage following the consummation of this offering from 35% to 20%.

•                  We have revised “Executive Compensation—Compensation Tables” on pages 129 and 130 to amend the figures for Non-Equity Incentive Plan Compensation and All Other Compensation received by our executive officers.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send to you the prospectus if you request it by calling Oppenheimer & Co. Inc., Attention: Syndicate Prospectus Department, 300 Madison Avenue, 4th Floor, New York, New York 10017, Telephone: 212-667-8563, Email: EquityProspectus@opco.com; William Blair & Company, L.L.C., Attention: Prospectus Department, 222 West Adams Street, Chicago, Illinois 60606, Telephone: 1-800-621-0687, Email: prospectus@williamblair.com; and FBR Capital Markets & Co., Attention: Syndicate Prospectus Department, 1001 Nineteenth Street North, Arlington, Virginia 22209, Telephone: 703-312-9500, Email: prospectuses@fbr.com.